UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 Form 8-K

 Current Report

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported):  October 9, 2005

EP MedSystems, Inc.
(Exact name of registrant as specified in its charter)

0-28260
(Commission File Number)

New Jersey	22-3212190
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

575 Route 73 N. Building D, West Berlin, New Jersey 08091
(Address of principal executive offices, with zip code)

 (856) 753-8533
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Principal Officers; Election of Directors; Appointment of
Principal Officers

(a)	Not applicable.

(b)

On October 9, 2005, the Board of Directors of EP MedSystems, Inc. (the "Company") terminated Reinhard Schmidt's employment as its President, Chief Executive Officer and Chief Operating Officer for cause. Mr. Schmidt's employment agreement provides that his position as a Director of the Company ceases upon the termination of his employment.

As previously reported, the U.S. Department of Commerce and the United States Attorney's Office for the District of New Jersey is investigating certain sales by the Company of its products to Iran in violation of U.S. law and the accuracy and completeness of voluntary statements filed with the Department of Commerce with respect thereto. Mr. Schmidt's termination resulted from his certification and authorization of such statements, some of which the Company's Audit Committee has uncovered in its independent investigation to have been inaccurate or incomplete. The Audit Committee's independent investigation is ongoing. Mr. Schmidt's termination was not a result of the discovery of any financial or accounting irregularities by the Audit Committee's investigation.

(c)

The Board of Directors of the Company appointed David Jenkins, age 47, founder of EP MedSystems and its Chairman since 1995, to serve as the Company's President, Chief Executive Officer and Chief Operating Officer. Mr. Jenkins previously served as Chief Executive Officer of the Company from its inception in 1993 until August 2002. Mr. Jenkins also served as President of the Company from its inception in 1993 until August 2001. From 2002, Mr. Jenkins served as Chief Executive officer of Transneuronix, Inc., a privately-held company engaged in the development and marketing of an implantable stomach pacemaker device to treat obesity, until its sale to Medtronic earlier in 2005.

At this time, Mr. Jenkins will not be paid a salary by the Company for the positions of President, Chief Executive Officer and Chief Operating Officer.  On October 11, 2005, the Compensation Committee of the Board of Directors approved a grant to Mr. Jenkins of nonqualified options to purchase 200,000 shares of the Company's common stock.  The exercise price of the options is $2.67.  The options have a five-year term and vest 1/3 immediately, 1/3 on the first anniversary of the date of grant and 1/3 on the second anniversary.  The Compensation Committee also determined to grant to Jenkins an option to purchase an additional 200,000 shares under the 2006 Stock Option Plan once it has been approved by the Board of Directors, subject to approval of the plan by the Company's stockholders. This option will have the same terms as the options referred to above, except that the price will be the fair market value at the time of grant.

Since January 1, 2004, Mr. Jenkins was involved in the following transaction in which the Company was involved:

A $3.2 million note issued by the Company to Medtronic, Inc., one of the Company's shareholders, was secured by a pledge of certain shares of stock in a privately held company owned by Mr. Jenkins. The Company repaid the note in February 2004.

(d)	Not applicable.

Forward Looking Statements:

This Current Report on Form 8-K may contain certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by or including the words "believes", "expects", "anticipates", "intends", "plans", "estimates" or similar expressions. Such forward-looking statements are based on our management's beliefs and assumptions and on information currently available to the Company's management. Such forward-looking statements are only predictions and are subject to risks and uncertainties that could cause actual results or events to differ materially and adversely from the events discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company's history of losses, uncertainty of market acceptance of our products and level of sales, uncertainty of future profitability and future liquidity needs, possible costs, fines, penalties or sanctions that may be incurred in connection with existing or future government inquiries and civil and criminal investigations, and risks regarding regulatory approvals and demand for new and existing products, as stated in the Company's Annual Report filed on Form 10-KSB and Quarterly Reports filed on Form 10-Q and Form 10-QSB.

The Company cautions investors and others to review the cautionary statements set forth in this Quarterly Report on Form 8-K and in the Company's other reports filed with the Securities and Exchange Commission, and cautions that other factors may prove to be important in affecting the Company's business and results of operations. Readers are cautioned not to place undue reliance on this report and other forward-looking statements, which speak only as of the date of this report. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EP MEDSYSTEMS, INC.

Date: October 13, 2005	By:	/s/ Matthew C. Hill
Matthew C. Hill
Chief Financial Officer